Exhibit 99.2

TRIUMPH GROUP, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(dollars in thousands, except per share data)

	June 30,	March 31,
	2020	2020
ASSETS
Current assets:
Cash and cash equivalents	$30,909	$485,463
Trade and other receivables, less allowance for credit losses of $7,181 and $4,293	256,848	359,487
Contract assets	203,984	244,417
Inventory, net	467,105	452,976
Assets held for sale	195,073	—
Prepaid expenses and other current assets	18,708	19,289
Total current assets	1,172,627	1,561,632
Property and equipment, net	370,820	418,141
Goodwill	513,392	513,527
Intangible assets, net	120,928	381,968
Other, net	88,553	105,065
Total assets	$2,266,320	$2,980,333
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion of long-term debt	$7,555	$7,336
Accounts payable	299,269	457,694
Contract liabilities	199,463	295,320
Accrued expenses	199,267	227,403
Liabilities related to assets held for sale	83,806	—
Total current liabilities	789,360	987,753
Long-term debt, less current portion	1,557,066	1,800,171
Accrued pension and other postretirement benefits	643,256	660,065
Deferred income taxes	7,487	7,439
Other noncurrent liabilities	316,532	306,169
Stockholders' deficit:
Common stock, $.001 par value, 100,000,000 shares authorized, 52,460,920 and 52,460,920 shares issued; 52,002,210 and 51,858,089 shares outstanding	52	52
Capital in excess of par value	796,186	804,830
Treasury stock, at cost, 458,710 and 602,831 shares	(25,188)	(36,217)
Accumulated other comprehensive loss	(739,164)	(746,448)
Accumulated deficit	(1,079,267)	(803,481)
Total stockholders' deficit	(1,047,381)	(781,264)
Total liabilities and stockholders' deficit	$2,266,320	$2,980,333

See accompanying notes to condensed consolidated financial statements.

TRIUMPH GROUP, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,
	2020	2019
Net sales	$495,077	$730,231
Operating costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	393,843	582,233
Selling, general and administrative	57,203	62,337
Depreciation and amortization	28,602	44,050
Impairment of long-lived assets	252,382	—
Restructuring	15,439	2,964
Loss on sale of assets and businesses	—	3,136
	747,469	694,720
Operating (loss) income	(252,392)	35,511
Non-service defined benefit income	(12,416)	(13,402)
Interest expense and other, net	34,957	27,491
(Loss) income from continuing operations before income taxes	(274,933)	21,422
Income tax expense	853	4,498
Net (loss) income	$(275,786)	$16,924
(Loss) earnings per share—basic:
Net (loss) income	$(5.32)	$0.34
Weighted average common shares outstanding—basic	51,860	49,854
(Loss) earnings per share—diluted:
Net (loss) income	$(5.32)	$0.34
Weighted average common shares outstanding—diluted	51,860	50,295

Dividends declared and paid per common share	$—	$0.04

See accompanying notes to condensed consolidated financial statements.

TRIUMPH GROUP, INC.

Condensed Consolidated Statements of Comprehensive (Loss) Income

(unaudited)

(in thousands)

	Three Months Ended June 30,
	2020	2019
Net (loss) income	$(275,786)	$16,924
Other comprehensive income (loss):
Foreign currency translation adjustment	919	(2,683)
Defined benefit pension plans and other postretirement benefits:
Reclassification to net (loss) income - net of expense (benefit)
Amortization of net (gain) loss, net of taxes of $0 and $0, respectively	5,298	4,015
Recognized prior service cost (credits), net of taxes of $0 and $0, respectively	(1,033)	(1,442)
Total defined benefit pension plans and other postretirement benefits, net of taxes	4,265	2,573
Cash flow hedges:
Unrealized gain arising during the period, net of tax benefit of $0 and $0 respectively	3,658	95
Reclassification of loss included in net earnings, net of tax expense of $0 and $0 respectively	(1,558)	(414)
Net unrealized gain (loss) on cash flow hedges, net of tax	2,100	(319)
Total other comprehensive income (loss)	7,284	(429)
Total comprehensive (loss) income	$(268,502)	$16,495

See accompanying notes to condensed consolidated financial statements.

TRIUMPH GROUP, INC.

Condensed Consolidated Statements of Stockholders' Deficit

For the three months ended June 30, 2020

(unaudited)

(Dollars in thousands)

	Outstanding Shares	Common Stock All Classes	Capital in Excess of Par Value	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
March 31, 2020	51,858,089	$52	$804,830	$(36,217)	$(746,448)	$(803,481)	$(781,264)
Net loss	—	—	—	—	—	(275,786)	(275,786)
Foreign currency translation adjustment	—	—	—	—	919	—	919
Pension liability adjustment, net of income taxes of $0	—	—	—	—	4,265	—	4,265
Change in fair value of foreign currency hedges, net of income taxes of $0	—	—	—	—	2,100	—	2,100
Cash dividends ($0.16 per share)	—	—	—	—	—	—	—
Share-based compensation	158,274	—	(6,670)	9,291	—	—	2,621
Repurchase of restricted shares for minimum tax obligation	(50,955)	—	—	(474)	—	—	(474)
Employee stock purchase plan	36,802	—	(1,974)	2,212	—	—	238
June 30, 2020	52,002,210	$52	$796,186	$(25,188)	$(739,164)	$(1,079,267)	$(1,047,381)

	Outstanding Shares	Common Stock All Classes	Capital in Excess of Par Value	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
March 31, 2019	49,887,268	$52	$867,545	$(159,154)	$(516,011)	$(765,745)	$(573,313)
Net income	—	—	—	—	—	16,924	16,924
Adoption of ASC 842	—	—	—	—	—	(225)	(225)
Foreign currency translation adjustment	—	—	—	—	(2,683)	—	(2,683)
Pension liability adjustment, net of income taxes of ($0)	—	—	—	—	2,573	—	2,573
Change in fair value of foreign currency hedges, net of income taxes of $11	—	—	—	—	(319)	—	(319)
Cash dividends ($0.04 per share)	—	—	—	—	—	(1,998)	(1,998)
Share-based compensation	154,802	—	(7,631)	9,534	—	—	1,903
Repurchase of restricted shares for minimum tax obligation	(51,406)	—	—	(1,043)	—	—	(1,043)
Employee stock purchase plan	14,489	—	(634)	896	—	—	262
June 30, 2019	50,005,153	$52	$859,280	$(149,767)	$(516,440)	$(751,044)	$(557,919)

See accompanying notes to condensed consolidated financial statements.

TRIUMPH GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	Three Months Ended June 30,
	2020	2019
Operating Activities
Net (loss) income	$(275,786)	$16,924
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	28,602	44,050
Impairment of long-lived assets	252,382	—
Amortization of acquired contract liability	(10,987)	(16,939)
Loss on sale of assets and businesses	—	3,136
Other amortization included in interest expense	2,191	1,958
Provision for credit losses	3,280	671
Provision for deferred income taxes	—	3,307
Share-based compensation	2,786	2,426
Changes in other assets and liabilities, excluding the effects of acquisitions and divestitures:
Trade and other receivables	86,004	41,247
Contract assets	(63,391)	2,767
Inventories	(33,330)	(56,623)
Prepaid expenses and other current assets	549	12,721
Accounts payable, accrued expenses, and contract liabilities	(184,114)	(35,426)
Accrued pension and other postretirement benefits	(5,054)	(14,628)
Other	(665)	(573)
Net cash (used in) provided by operating activities	(197,533)	5,018
Investing Activities
Capital expenditures	(7,723)	(8,090)
Proceeds from (payments on) sale of assets and businesses	792	(2,570)
Net cash used in investing activities	(6,931)	(10,660)
Financing Activities
Net decrease in revolving credit facility	(225,000)	(30,000)
Proceeds from issuance of long-term debt	6,300	5,600
Retirement of debt and finance lease obligations	(27,468)	(30,572)
Payment of deferred financing costs	(4,277)	(104)
Dividends paid	—	(1,998)
Repurchase of restricted shares for minimum tax obligations	(474)	(1,043)
Net cash used in financing activities	(250,919)	(58,117)
Effect of exchange rate changes on cash	829	(121)
Net change in cash and cash equivalents	(454,554)	(63,880)
Cash and cash equivalents at beginning of period	485,463	92,807
Cash and cash equivalents at end of period	$30,909	$28,927

See accompanying notes to condensed consolidated financial statements.

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

1.    BACKGROUND AND BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Triumph Group, Inc. ("Triumph") have been prepared in conformity with accounting principles generally accepted in the United States ("U.S. GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the interim financial information includes all adjustments of a normal recurring nature necessary for a fair presentation of the results of operations, financial position and cash flows. The results of operations for the three months ended June 30, 2020 and 2019, are not necessarily indicative of results that may be expected for the year ending March 31, 2021. The accompanying condensed consolidated financial statements are unaudited and should be read in conjunction with the fiscal 2020 audited consolidated financial statements and notes thereto included in the Company's Form 10-K for the fiscal year ended March 31, 2020, filed with the Securities and Exchange Commission (the "SEC") on May 28, 2020.

Triumph is a Delaware corporation which, through its operating subsidiaries, designs, engineers, manufactures and sells products for the global aerospace original equipment manufacturers ("OEMs") of aircraft and aircraft components and repairs and overhauls aircraft components and accessories for commercial airline, air cargo carrier and military customers on a worldwide basis. Triumph and its subsidiaries (collectively, the "Company") are organized based on the products and services that they provide. The Company has two reportable segments: Systems & Support and Aerospace Structures.

Systems & Support consists of the Company’s operations that provide integrated solutions, including design, development, and support of proprietary components, subsystems and systems, as well as production of complex assemblies using external designs.  Capabilities include hydraulic, mechanical and electromechanical actuation, power and control; a complete suite of aerospace gearbox solutions, including engine accessory gearboxes and helicopter transmissions; active and passive heat exchange technology; fuel pumps, fuel metering units and Full Authority Digital Electronic Control fuel systems; hydromechanical and electromechanical primary and secondary flight controls. Systems & Support also provides full life cycle solutions for commercial, regional and military aircraft. The Company’s extensive product and service offerings include full post-delivery value chain services that simplify the maintenance, repair, and overhaul (“MRO”) supply chain. Through its ground support equipment maintenance, component MRO and post-production supply chain activities, Systems & Support is positioned to provide integrated planeside repair solutions globally. Capabilities include metallic and composite aircraft structures; nacelles; thrust reversers; interiors; auxiliary power units; and a wide variety of pneumatic, hydraulic, fuel and mechanical accessories.  Repair services generally involve the replacement and/or remanufacturing of parts, which is similar to the original manufacture of the part. The processes that the Company performs related to repair and overhaul services are essentially the repair of wear parts or replacement of parts that are beyond economic repair. The repair service generally involves remanufacturing a complete part or a component of a part.

Aerospace Structures consists of the Company’s operations that supply commercial, business, regional and military manufacturers with large metallic and composite structures and aircraft interior systems, including air ducting and thermal acoustic insulations systems. Products include wings; wing boxes; fuselage panels; horizontal and vertical tails; subassemblies such as floor grids; and aircraft interior systems, including air ducting and thermal acoustic insulations systems. Aerospace Structures also has the capability to engineer detailed structural designs in metal and composites. Capabilities include advanced composite and interior structures, joining processes such as welding, autoclave bonding, and conventional mechanical fasteners.

The accompanying consolidated financial statements include the accounts of Triumph and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated from the consolidated financial statements.

Standards Recently Implemented

Adoption of ASU 2016-13

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  This ASU modifies the measurement of expected credit losses of certain financial instruments. ASU 2016-13 is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods.  The amendments in this ASU should be applied on a modified retrospective basis to all periods presented. The Company adopted ASU 2016-13 effective April 1, 2020, and the impact on our consolidated financial statements of adoption was not significant.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement.  This ASU modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures.  ASU 2018-13 is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods, with early adoption permitted.  The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption.  All other amendments should be applied retrospectively to all periods presented upon their effective date.  The Company adopted ASU 2018-13 effective April 1, 2020, and the adoption did not have a significant impact on its consolidated financial statement disclosures.

Standards Issued Not Yet Implemented

In August 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans, which modifies the annual disclosure requirements for defined benefit pension plans and other postretirement plans.  The ASU does not modify interim disclosure requirements.  ASU 2018-14 is effective for annual periods beginning after December 15, 2020, with early adoption permitted.  The amendments in this ASU should be applied on a retrospective basis to all periods presented.  As the ASU does not modify interim disclosure requirements, the Company is currently evaluating the effect that ASU 2018-14 will have on its annual consolidated financial statements and related disclosures.

Impact of Change in Accounting Principle

Effective April 1, 2020, the Company changed its method of accounting for the determination of the market-related value of assets (“MRVA”) for a class of assets (fixed income securities) within the qualified U.S. defined benefit plan (the “Plan”) which is used in determining the expected return on asset component of net periodic benefit income.  This class of assets is comprised solely of the fixed income securities asset class held in the portfolio for the Plan, which provides a natural hedge (liability-hedging assets) against the changes in the recorded amount of net periodic pension cost.  Refer to Note 15 for the Company’s fiscal year ended March 31, 2020 fair value disclosure by asset classification.  The Company’s previous method of accounting was to calculate the MRVA for all the Plan’s assets recognizing investment gains and losses into the MRVA over a five-year period.  The Company has changed its method of accounting and elected to use the fair value of our fixed income assets, which represent approximately 44% of the Plan’s assets, to determine the MRVA beginning in the second quarter of fiscal 2021. This change in accounting principle is preferable as it results in an expected return on asset component of net periodic benefit income that more accurately reflects the changes in the fair values of the fixed income securities.  No change is being made to the accounting principle for the other classes of pension assets, which represent the remaining 56% of the pension asset portfolio for the Plan.  The gains and losses for these other plan assets will continue to be amortized into the MRVA over a five-year period.

The change in accounting principle requires retrospective application and prospective disclosure.  The Company applied the change effective April 1, 2020, and recorded a cumulative adjustment to equity as for the earliest period presented.  The tables below represent the impact of this change on the consolidated statements of operations (including earnings per share) and the consolidated statements of comprehensive loss for the periods presented below.  The change in accounting principle had no impact on the consolidated statements of cash flows for these periods.

The tables below represent the impact of the change in accounting principle on the consolidated statement of operations and the consolidated statements of comprehensive loss for the fiscal quarter ended June 30, 2020.

	Three Months Ended
	As Previously Reported, June 30, 2020	Impact of Change	As Reported, June 30, 2020
Non-service defined benefit income	$(10,888)	(1,528)	$(12,416)
Loss before income taxes	(276,461)	1,528	(274,933)
Income tax expense	853	-	853
Net income	$(277,314)	$1,528	$(275,786)

Net Income per share - basic & diluted
Basic	$(5.35)	$0.03	$(5.32)
Diluted	$(5.35)	$0.03	$(5.32)

Defined benefit pension plans and other postretirement benefits:
Total defined benefit pension plans and other postretirement benefits, net of taxes	$6,826	$(1,528)	$5,298
Total other comprehensive loss	$8,812	$(1,528)	$7,284
Comprehensive income	$(268,502)	$-	$(268,502)

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

The table below represents the impact of the change in accounting principle on the consolidated balance sheet as of June 30, 2020.

	As Previously Reported, June 30, 2020	Impact of Change	As Reported, June 30, 2020
Stockholders' deficit:
Accumulated other comprehensive loss	$(710,616)	$(28,548)	$(739,164)
Accumulated deficit	(1,107,815)	28,548	(1,079,267)
Total stockholders' deficit	$(1,047,381)	$-	$(1,047,381)

The tables below represent the impact of the change in accounting principle on the consolidated statement of operations and the consolidated statements of comprehensive loss for the fiscal quarter ended June 30, 2019.

	Three Months Ended
	As Previously Reported, June 30, 2019	Impact of Change	As Reported, June 30, 2019
Non-service defined benefit income	$(14,875)	1,473	$(13,402)
Income before income taxes	22,895	(1,473)	21,422
Income tax expense	4,807	(309)	4,498
Net income	$18,088	$(1,164)	$16,924

Net Income per share - basic & diluted
Basic	$0.36	$(0.02)	$0.34
Diluted	$0.36	$(0.02)	$0.34

Defined benefit pension plans and other postretirement benefits:
Total defined benefit pension plans and other postretirement benefits, net of taxes	$2,851	$1,164	$4,015
Total other comprehensive loss	$(1,593)	$1,164	$(429)
Comprehensive income	$16,495	$-	$16,495

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition and Contract Balances

The Company's revenue is principally from contracts with customers to provide design, development, manufacturing, and support services associated with specific customer programs. The Company regularly enters into long-term master supply agreements that establish general terms and conditions and may define specific program requirements. Many agreements include clauses that provide sole supplier status to the Company for the duration of the program’s life. Purchase orders (or authorizations to proceed) are issued pursuant to the master supply agreements. Additionally, a majority of the Company’s agreements with customers include options for future purchases. Such options primarily reduce the administrative effort of issuing subsequent purchase orders and do not represent material rights granted to customers. The Company generally enters into agreements directly with its customers and is the principal in all current contracts.

The identification of a contract with a customer for purposes of accounting and financial reporting requires an evaluation of the terms and conditions of agreements to determine whether presently enforceable rights and obligations exist. Management considers a number of factors when making this evaluation that include, but are not limited to, the nature and substance of the business exchange, the specific contractual terms and conditions, the promised products and services, the termination provisions in the contract, as well as the nature and execution of the customer’s ordering process and how the Company is authorized to perform work. Generally, presently enforceable rights and obligations are not created until a purchase order is issued by a customer for a specified number of units of product or services. Therefore, the issuance of a purchase order is generally the point at which a contract is identified for accounting and financial reporting purposes.

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

Management identifies the promises to the customer. Promises are generally explicitly stated in each contract, but management also evaluates whether any promises are implied based on the terms of the agreement, past business practice, or other facts and circumstances. Each promise is evaluated to determine if it is a performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service. The Company considers a number of factors when determining whether a promise is a distinct performance obligation, including whether the customer can benefit from the good or service on its own or together with other resources that are readily available to the customer, whether the Company provides a significant service of integrating goods or services to deliver a combined output to the customer, or whether the goods or services are highly interdependent. The Company’s performance obligations consist of a wide range of engineering design services and manufactured components, as well as spare parts and repairs for OEMs.

The transaction price for a contract reflects the consideration the Company expects to receive for fully satisfying the performance obligations in the contract. Typically, the transaction price consists solely of fixed consideration but may include variable consideration for contractual provisions such as unpriced contract modifications, cost-sharing provisions, and other receipts or payments to customers. The Company identifies and estimates variable consideration, typically at the most likely amount the Company expects to receive from its customers. Variable consideration is only included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized for the contract will not occur, or when the uncertainty associated with the variable consideration is resolved. The Company's contracts with customers generally require payment under normal commercial terms after delivery with payment typically required within 30 to 120 days of delivery. However, a subset of the Company’s current contracts includes significant financing components because the timing of the transfer of the underlying products and services under contract are at the customers’ discretion. For these contracts, the Company adjusts the transaction price to reflect the effects of the time value of money.

The Company generally is not subject to collecting sales tax and has made an accounting policy election to exclude from the transaction price any sales and other similar taxes collected from customers. As a result, any such collections are accounted for on a net basis.

The total transaction price is allocated to each of the identified performance obligations using the relative stand-alone selling price. The objective of the allocation is to reflect the consideration that the Company expects to receive in exchange for the products or services associated with each performance obligation. Stand-alone selling price is the price at which the Company would sell a promised good or service separately to a customer. Stand-alone selling prices are established at contract inception, and subsequent changes in transaction price are allocated on the same basis as at contract inception. When stand-alone selling prices for the Company’s products and services are not observable, the Company uses either the “Expected Cost Plus a Margin” or "Adjusted Market Assessment" approaches to estimate stand-alone selling price. Expected costs are typically derived from the available periodic forecast information.

Revenue is recognized when or as control of promised products or services transfers to a customer and is recognized at the amount allocated to each performance obligation associated with the transferred products or services. Service sales, principally representing repair, maintenance, and engineering activities are recognized over the contractual period or as services are rendered. Sales under long-term contracts with performance obligations satisfied over time are recognized using either an input or output method. The Company recognizes revenue over time as it performs on these contracts because of the continuous transfer of control to the customer as represented by contractual terms that entitle the Company to the reimbursement of costs plus a reasonable profit for work performed to manufacture products for which the Company has no alternate use or for work performed on a customer-owned asset.

With control transferring over time, revenue is recognized based on the extent of progress toward completion of the performance obligation. The Company generally uses the cost-to-cost input method of progress for its contracts because it best depicts the transfer of control to the customer that occurs as work progresses. Under the cost-to-cost method, the extent of progress toward completion is measured based on the proportion of costs incurred to date to the total estimated costs at completion of the performance obligation. The Company reviews its cost estimates on contracts on a periodic basis, or when circumstances change and warrant a modification to a previous estimate. Cost estimates are largely based on negotiated or estimated purchase contract terms, historical performance trends and other economic projections. Significant factors that influence these estimates include inflationary trends, technical and schedule risk, internal and subcontractor performance trends, business volume assumptions, asset utilization, and anticipated labor agreements.

Revenue and cost estimates are regularly monitored and revised based on changes in circumstances. Impacts from changes in estimates of net sales and cost of sales are recognized on a cumulative catch-up basis, which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a performance obligation’s percentage of completion. Forward loss reserves for anticipated losses on long-term contracts are recorded in full when such losses become evident, to the extent required, and are included in contract liabilities on the accompanying consolidated balance sheets. The Company believes that the accounting estimates and assumptions made by management are appropriate given the increased uncertainties surrounding the severity and duration of the impacts of the COVID-19 pandemic; however, actual results could differ materially from those estimates.

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

For the three months ended June 30, 2020, cumulative catch-up adjustments resulting from changes in contract values and estimated costs that arose during the fiscal year increased revenue and decreased operating loss, net loss and loss per share by approximately $1,560, $3,326, $3,326, and $0.06, respectively.

For the three months ended June 30, 2019, cumulative catch-up adjustments resulting from changes in estimates decreased net sales, operating income, net income, and earnings per share by approximately ($1,149), ($4,967), ($3,924), and ($0.08), respectively.

Revenues for performance obligations that are not recognized over time are recognized at the point in time when control transfers to the customer. For performance obligations that are satisfied at a point in time, the Company evaluates the point in time when the customer can direct the use of and obtain the benefits from the products and services. Generally, the shipping terms determine the point in time when control transfers to customers. Shipping and handling activities are not considered performance obligations and related costs are included in cost of sales as incurred.

Differences in the timing of revenue recognition and contractual billing and payment terms result in the recognition contract assets and liabilities. Refer to Note 4 for further discussion.

In connection with several prior acquisitions, the Company assumed existing long-term contracts. Based on review of these contracts at the acquisition date, the Company concluded that the terms of certain contracts were either more or less favorable than could be realized in market transactions as of the date of the acquisition. As a result, the Company recognized acquired contract liabilities, net of acquired contract assets as of the acquisition date of each respective acquisition, based on the present value of the difference between the contractual cash flows of the executory contracts and the estimated cash flows had the contracts been executed at the acquisition date. The liabilities principally relate to long-term contracts that were initially executed several years prior to the respective acquisition. The Company measured these net liabilities in the year they were acquired under the measurement provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, which is based on the price to transfer the obligation to a market participant at the measurement date, assuming that the net liabilities will remain outstanding in the marketplace. The portion of the Company's revenue resulting from transactions other than contracts with customers pertains to the amortization of these acquired contract liabilities.

Trade and Other Receivables, net

Trade and other receivables are recorded net of an allowance for expected credit losses. Trade and other receivables include amounts billed and currently due from customers and amounts retained by the customer pending contract completion. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company pools receivables that share underlying risk characteristics and records the allowance for expected credit losses based on a combination of prior experience, current economic conditions and management’s expectations of future economic conditions, and specific collectibility matters when they arise. The Company writes off balances against the allowance for expected credit losses when collectibility is deemed remote. The Company's trade and other receivables are exposed to credit risk; however, the risk is limited due to the diversity of the customer base.  For the three months ended June 30, 2020 and 2019, credit loss expense and write offs were immaterial.

Leases

The Company leases office space, manufacturing facilities, land, vehicles, and equipment. The Company determines if an agreement is or contains a lease at the lease inception date and recognizes right-of-use (“ROU”) assets and lease liabilities at the lease commencement date. A ROU asset and corresponding lease liability are not recorded for leases with an initial term of 12 months or less (“short-term leases”).

ROU assets represent the Company's right to use an underlying asset during the lease term, and lease liabilities represent the Company's obligation to make lease payments arising from the lease. The determination of the length of lease terms is affected by options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The existence of significant economic incentive is the primary consideration when assessing whether the Company is reasonably certain of exercising an option in a lease. Both finance and operating lease ROU assets and liabilities are recognized at commencement date and measured as the present value of lease payments to be made over the lease term. As the interest rate implicit in the lease is not readily available for most of the Company's leases, the Company uses its estimated incremental borrowing rate in determining the present value of lease payments. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The lease ROU asset recognized at commencement is adjusted for any lease payments related to initial direct costs, prepayments, and lease incentives.

For operating leases, lease expense is recognized on a straight-line basis over the lease term. For finance leases, lease expense comprises the amortization of the ROU assets recognized on a straight-line basis generally over the shorter of the lease term or the estimated useful life of the underlying asset and interest on the lease liability. Variable lease payments not dependent on a rate or index are recognized when the event, activity, or circumstance in the lease agreement upon which those payments are contingent is probable of occurring and are presented in the same line of the consolidated balance sheet as the rent expense

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

arising from fixed payments. The Company has lease agreements with lease and non-lease components. Non-lease components are combined with the related lease components and accounted for as lease components for all classes of underlying assets.

Concentration of Credit Risk

The Company’s trade and other accounts receivable are exposed to credit risk. However, the risk is limited due to the diversity of the customer base and the customer base’s wide geographical area. Trade accounts receivable from The Boeing Company ("Boeing") (representing commercial, military and space) represented approximately 17% and 21% of total trade accounts receivable as of June 30, 2020 and March 31, 2020, respectively. Trade and other accounts receivable from Bombardier Inc. ("Bombardier") include receivables from transition services and represented approximately 19% and 16% as of June 30, 2020 and March 31, 2020, respectively. The Company had no other concentrations of credit risk of more than 10%.

Sales to Boeing for the three months ended June 30, 2020, were $188,137, or 38% of net sales, of which $52,022 and $136,114 were from the Systems & Support and Aerospace Structures, respectively. Sales to Boeing for the three months ended June 30, 2019, were $245,315, or 34% of net sales, of which $61,032 and $184,282 were from the Systems & Support and Aerospace Structures, respectively. The percentage increase in sales to Boeing as compared with the prior period is driven entirely by military sales.

Sales to Gulfstream Aerospace Corporation (“Gulfstream”) for the three months ended June 30, 2020, were $53,710, or 11% of net sales, of which $843 and $52,867 were from the Systems & Support and Aerospace Structures, respectively. Sales to Gulfstream for the three months ended June 30, 2019, were $102,315, or 14% of net sales, of which $855 and $101,459 were from the Systems & Support and Aerospace Structures, respectively.

No other single customer accounted for more than 10% of the Company’s net sales. However, the loss of any significant customer, including Boeing and Gulfstream, could have a material adverse effect on the Company and its operating subsidiaries.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. When determining fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and also considers assumptions that market participants would use when pricing an asset or liability. The fair value hierarchy has three levels of inputs that may be used to measure fair value: Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities; Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability; and Level 3—Unobservable inputs for the asset or liability. The Company has applied fair value measurements when measuring long-lived asset impairment in the current period (see Note 10), and to its pension and postretirement plan assets (see Note 11).

Supplemental Cash Flow Information

For the three months ended June 30, 2020, the Company paid $360 for income taxes, net of income tax refunds received. For the three months ended June 30, 2019, the Company paid $1,280 as income tax refunds, net of refunds received.

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

3.    DIVESTED OPERATIONS AND ASSETS HELD FOR SALE

Assets Held for Sale

In May 2020, the Company’s Board of Directors committed to a plan (i) to sell its composites manufacturing operations located in Milledgeville, Georgia and Rayong, Thailand and (ii) to transfer the assets and certain liabilities associated with its Gulfstream G650 wing supply chain activities.  In August 2020, the Company entered into a definitive agreement with the buyer of the composites manufacturing operations in Georgia and Thailand. Also in August 2020, the Company entered into a definitive agreement with Gulfstream to sell its G650 program scope of work.  The transactions are expected to close in mid-fiscal 2021 and result in gains. As of June 30, 2020, the related assets and liabilities associated with these transactions are included within the Aerospace Structures reportable segment and are classified as held for sale on the accompanying condensed consolidating balance sheets.

Fiscal 2020 Divestitures

In December 2019, the Company completed the sale of its manufacturing operations at its Nashville, TN, facility for cash proceeds net of transaction costs of approximately $58,000, including approximately $7,000 allocated as a premium paid by the buyer in exchange for a specified performance guarantee.  The Company recognized a loss of approximately $64,000, which is presented on the accompanying consolidated statements of operations within loss on sale of assets and businesses.  The operating results of the Nashville manufacturing operations are included in Aerospace Structures through the date of divestiture.  Additionally, as part of the transaction, the Company agreed to transfer to the buyer, within 120 days from the date of closing, certain defined benefit pension assets and obligations of approximately $55,000 associated with the Nashville manufacturing operations.  In accordance with applicable defined benefit pension plan accounting guidance, the transfer was treated as a settlement for purposes of the Company’s financial statements and resulted in accelerated recognition of previously unrecognized actuarial losses.  The Company completed the transfer of the defined benefit pension assets and obligations in March 2020 and recognized a one-time settlement loss of approximately $28,000.

In September 2019, the Company completed the assignment of its E-2 Jets contract with Embraer for the manufacture of structural components for their program to AeroSpace Technologies of Korea Inc. ("ASTK").  As part of this transaction, the Company transferred certain assets and liabilities to ASTK and recognized a gain of approximately $10,000, which is presented on the accompanying consolidated statements of operations within loss on sale of assets and businesses.  The assets and liabilities transferred were included within Aerospace Structures through the date of divestiture.

4.    REVENUE RECOGNITION AND CONTRACTS WITH CUSTOMERS

Disaggregation of Revenue

The Company disaggregates revenue based on the method of measuring satisfaction of the performance obligation either over time or at a point in time. Additionally, the Company disaggregates revenue based upon the end market where products and services are transferred to the customer. The Company’s principal operating segments and related revenue are discussed in Note 13, Segments.

The following table shows disaggregated net sales satisfied overtime and at a point in time (excluding intercompany sales) for the three months ended June 30, 2020 and 2019:

	Three Months Ended June 30,
	2020	2019
Systems & Support
Satisfied over time	$103,348	$129,242
Satisfied at a point in time	130,948	175,401
Revenue from contracts with customers	234,296	304,643
Amortization of acquired contract liabilities	3,719	8,125
Total revenue	238,015	312,768

Aerospace Structures
Satisfied over time	$243,639	$372,237
Satisfied at a point in time	6,155	36,412
Revenue from contracts with customers	249,794	408,649
Amortization of acquired contract liabilities	7,268	8,814
Total revenue	257,062	417,463
	$495,077	$730,231

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

The following table shows disaggregated net sales by end market (excluding intercompany sales) for the three months ended June 30, 2020 and 2019:

	Three Months Ended June 30,
	2020	2019
Systems & Support
Commercial aerospace	$92,180	$175,319
Military	120,384	95,357
Business jets	10,374	16,147
Regional	5,875	10,373
Non-aviation	5,483	7,447
Revenue from contracts with customers	234,296	304,643
Amortization of acquired contract liabilities	3,719	8,125
Total revenue	$238,015	$312,768

Aerospace Structures
Commercial aerospace	$140,971	$229,640
Military	38,256	27,600
Business jets	65,952	121,149
Regional	4,611	30,255
Non-aviation	4	5
Revenue from contracts with customers	249,794	408,649
Amortization of acquired contract liabilities	7,268	8,814
Total revenue	257,062	417,463
	$495,077	$730,231

Contract Assets and Liabilities

Contract assets primarily represent revenues recognized for performance obligations that have been satisfied or partially satisfied but for which amounts have not been billed. This typically occurs when revenue is recognized over time but the Company's contractual right to bill the customer and receive payment is conditional upon the satisfaction of additional performance obligations in the contract, such as final delivery of the product. Contract assets are recognized when the revenue associated with the contract is recognized prior to billing and derecognized when billed in accordance with the terms of the contract. The Company pools contract assets that share underlying risk characteristics and records an allowance for expected credit losses based on a combination of prior experience, current economic conditions and management’s expectations of future economic conditions, and specific collectibility matters when they arise.  Contract assets are presented net of this reserve on the consolidated balance sheets.  For the three months ended June 30, 2020 and 2019, credit loss expense and write-offs related to contract assets were immaterial.

Contract liabilities are recorded when customers remit contractual cash payments in advance of the Company satisfying performance obligations under contractual arrangements, including those with performance obligations to be satisfied over a period of time. Contract liabilities other than those pertaining to forward loss reserves are derecognized when or as revenue is recognized.

Contract modifications can also impact contract asset and liability balances. When contracts are modified to account for changes in contract specifications and requirements, the Company considers whether the modification either creates new or changes the existing enforceable rights and obligations. Contract modifications that are for goods or services that are not distinct from the existing contract, due to the significant integration with the original good or service provided, are accounted for as if they were part of that existing contract. The effect of a contract modification to an existing contract on the transaction price and our measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. When the modifications include additional performance obligations that are distinct and at relative stand-alone selling price, they are accounted for as a new contract and performance obligation, which are recognized prospectively.

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

Contract balances are classified as assets or liabilities on a contract-by-contract basis at the end of each reporting period. The following table summarizes our contract assets and liabilities balances:

	June 30, 2020	March 31, 2020	Change
Contract assets	$223,157	$267,079	$(43,922)
Contract liabilities	(342,604)	(386,585)	43,981
Net contract liability	$(119,447)	$(119,506)	$59

The Company recognized revenue due to changes in estimates associated with performance obligations satisfied or partially satisfied in previous periods of $1,560. The change in contract assets is the result of revenue recognized in excess of amounts billed during the three months ended June 30, 2020.  The change in contract liabilities is the result of revenue recognized in excess of the receipt of additional customer advances during the three months ended June 30, 2020.  Additionally, approximately $104,829 of contract assets and $20,517 of contract liabilities are classified as held for sale on the accompanying condensed consolidated balance sheets of June 30, 2020.  For the three months ended June 30, 2020, the Company recognized $49,974 of revenue that was included in the contract liability balance at the beginning of the period. Noncurrent contract assets presented in other, net on the accompanying consolidated balance sheets as of June 30, 2020 and March 31, 2020, were $19,173 and $22,662, respectively. Noncurrent contract liabilities presented in other noncurrent liabilities on the accompanying consolidated balance sheets as of June 30, 2020 and March 31, 2020, were $143,141 and $91,265, respectively.

Performance Obligations

Customers generally contract with the Company for requirements in a segment relating to a specific program, and the Company’s performance obligations consist of a wide range of engineering design services and manufactured components, as well as spare parts and repairs for OEMs. A single contract may contain multiple performance obligations consisting of both recurring and nonrecurring elements.

As of June 30, 2020, the Company has the following unsatisfied, or partially unsatisfied, performance obligations that are expected to be recognized in the future as noted in the table below. The Company expects options to be exercised in addition to the amounts presented below.

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Unsatisfied performance obligations	$3,527,122	$1,517,354	$1,357,902	$363,626	$288,240

5.   LEASES

The components of lease expense for the three months ended June 30, 2020 and 2019, are disclosed in the table below.

		Three Months Ended June 30,
Lease Cost	Financial Statement Classification	2020	2019
Operating lease cost	Cost of sales or Selling, general and administrative expense	$5,623	$6,502
Variable lease cost	Cost of sales or Selling, general and administrative expense	2,097	1,842
Financing Lease Cost:
Amortization of right-of-use assets	Depreciation and amortization	1,376	1,349
Interest on lease liability	Interest expense and other	406	170
Total lease cost (1)		$9,502	$9,863

(1)	Total lease cost does not include short-term leases or sublease income, both of which are immaterial.

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

Supplemental cash flow information for the three months ended June 30, 2020 and 2019, is disclosed in the table below.

	Three Months Ended June 30,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows used in operating leases	$4,539	$4,849
Operating cash flows used in finance leases	407	171
Financing cash flows used in finance leases	2,040	2,673
ROU assets obtained in exchange for lease liabilities
Operating leases	4,858	1,831
Finance leases	352	767

Supplemental balance sheet information related to leases as of June 30, 2020 and March 31, 2020, is disclosed in the table below.

Leases	Classification	June 30, 2020	March 31, 2020
Assets
Operating lease ROU assets	Other, net Assets held for sale	$62,562	$61,461

Finance lease ROU assets, cost	Property and equipment, net Assets held for sale	41,565	39,461
Accumulated amortization	Property and equipment, net Assets held for sale	(19,997)	(18,650)
Finance lease ROU assets, net		21,568	20,811
Total lease assets		$84,130	$82,272

Liabilities
Current
Operating	Accrued expenses Liabilities related to assets held for sale	$13,256	$13,139
Finance	Current portion of long-term debt Liabilities related to assets held for sale	7,558	7,336
Noncurrent
Operating	Other noncurrent liabilities Liabilities related to assets held for sale	57,374	54,687
Finance	Long-term debt, less current portion Liabilities related to assets held for sale	16,589	16,597
Total lease liabilities		$94,777	$91,759

Information related to lease terms and discount rates as of June 30, 2020 and March 31, 2020, is disclosed in the table below.

	June 30, 2020	March 31, 2020
Weighted average remaining lease term (years)
Operating leases	7.2	7.2
Finance leases	6.7	6.9

Weighted average discount rate
Operating leases	6.2%	6.2%
Finance leases	6.1%	5.9%

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

The maturity of the Company's lease liabilities as of June 30, 2020, is disclosed in the table below.

	Operating leases	Finance leases	Total
FY2021 (remaining of year)	$13,015	$6,759	$19,774
FY2022	15,632	6,308	21,940
FY2023	12,190	3,354	15,544
FY2024	9,364	2,702	12,066
FY2025	8,100	1,356	9,456
Thereafter	30,099	9,905	40,004
Total lease payments	88,400	30,384	118,784
Less: Imputed interest	(17,770)	(6,237)	(24,007)
Total lease liabilities	$70,630	$24,147	$94,777

6.    INVENTORIES

Inventories are stated at the lower of cost (average-cost or specific-identification methods) or market. The components of inventories are as follows:

	June 30, 2020	March 31, 2020
Raw materials	$58,724	$32,552
Work-in-process, including manufactured and purchased components	295,874	312,953
Finished goods	56,331	50,011
Rotable assets	56,176	57,460
Total inventories	$467,105	$452,976

7.   LONG TERM DEBT

Long-term debt consists of the following:

	June 30, 2020	March 31, 2020
Revolving credit facility	$175,000	$400,000
Receivable securitization facility	55,800	75,000
Finance leases	24,141	23,933
Senior secured notes due 2024	525,000	525,000
Senior notes due 2022	300,000	300,000
Senior notes due 2025	500,000	500,000
Less: debt issuance costs	(15,320)	(16,426)
	1,564,621	1,807,507
Less: current portion	7,555	7,336
	$1,557,066	$1,800,171

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

Revolving Credit Facility

On May 22, 2020, the Company and its subsidiary co-borrowers and guarantors entered into a Twelfth Amendment to the Third Amended and Restated Credit Agreement (the “Twelfth Amendment” and the Credit Agreement as amended by the Twelfth Amendment, the “Amended Credit Agreement”) with the Administrative Agent and the Lenders party thereto. Among other things, the Twelfth Amendment:

(i) limits the amount of cash and cash equivalents in the United States the Company can hold on its balance sheet to $50,000, subject to certain limited exceptions;

(ii) authorizes the completion of asset sales with respect to previously identified Specified TAS Business Units (as defined in the Amended Credit Agreement);

(iii) provides for a reserve against the availability of up to 75% of the proceeds of Specified Asset Sales (as defined in the Amended Credit Agreement);

(iv) increases the interest rate margins applicable to the revolving credit loans by 0.50%;

(v) modifies the interest coverage ratio covenant to require a minimum interest coverage ratio of (i) 1.85 to 1.00 for the fiscal quarter ending June 30, 2020, (ii) 1.35 to 1.00 for the fiscal quarter ending September 30, 2020, (iii) 1.00 to 1.00 for the fiscal quarter ending December 31, 2020, (iv) 1.15 to 1.00 for the fiscal quarter ending March 31, 2021, (v) 1.75 to 1.00 for the fiscal quarter ending June 30, 2021, (vi) 2.00 to 1.00 for the fiscal quarter ending September 30, 2021, (vii) 2.25 to 1.00 for the fiscal quarters ending December 31, 2021 and March 31, 2022, and (viii) 2.75 to 1.00 for each fiscal quarter ending thereafter;

(vi) suspends the senior secured leverage ratio covenant through the fiscal quarter ending March 31, 2021 and modifies the senior secured leverage ratio for subsequent fiscal quarters to require the senior secured leverage ratio not to exceed (i) 4.50 to 1.00 for the fiscal quarter ending June 30, 2021, (ii) 3.75 to 1.00 for the fiscal quarter ending September 30, 2021, (iii) 3.50 to 1.00 for the fiscal quarters ending December 31, 2021 and March 31, 2022, and (iv) 3.25 to 1.00 for each fiscal quarter ending thereafter and;

(vii) modifies the first lien secured leverage ratio covenant so that the maximum permitted first lien leverage ratio steps down from 2.50 to 1.00 to 2.00 to 1.00, commencing with the fiscal quarter ending March 31, 2021.

Pursuant to the Amended Credit Agreement, the Company can borrow, repay and re-borrow revolving credit loans, and cause to be issued letters of credit, in an aggregate principal amount not to exceed $600,000 outstanding at any time.  The loans borrowed under the Amended Credit Agreement bear interest at the Company’s option, at a base rate plus a margin of 2.50% to 3.00%, or a eurodollar rate, plus a margin of 3.50% to 4.00%.  The applicable interest rate is based upon the Company’s ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization; provided, however, that during the Pricing Restriction Period (as defined in the Amended Credit Agreement), the loans will bear interest at the highest rate per annum.  In addition, the Company is required to pay a commitment fee of 0.30% to 0.50% on the unused portion of the revolving credit commitments depending on the Company’s total leverage ratio and whether a Pricing Restriction Period (as defined in the Amended Credit Agreement) is in effect.  The Company’s obligations under the Amended Credit Agreement are guaranteed by the Company’s domestic subsidiaries.

The obligations under the Amended Credit Agreement and related documents are secured by liens on substantially all assets of the Company and its domestic subsidiaries pursuant to a Third Amended and Restated Guarantee and Collateral Agreement, dated as of September 23, 2019, among the administrative agent, the Company and the subsidiaries of the Company party thereto.

At June 30, 2020, there were $175,000 in borrowings and $21,995 in letters of credit outstanding under the Credit Facility, primarily to support insurance policies.  At March 31, 2020, there were $400,000 in outstanding borrowings and $22,338 in letters of credit outstanding under the Credit Facility, primarily to support insurance policies.  The level of unused borrowing capacity under the Credit Facility varies from time to time depending in part upon its compliance with financial and other covenants set therein.  The Amended Credit Agreement contains certain affirmative and negative covenants, including limitations on specified levels of indebtedness to earnings before interest, taxes, depreciation and amortization, and interest coverage requirements, and includes limitations on, among other things, liens, mergers, consolidations, sales of assets, and incurrence of debt. If an event of default were to occur under the Amended Credit Agreement, the lenders would be entitled to declare all amounts borrowed under it immediately due and payable. The occurrence of an event of default under the Credit Facility could also cause the acceleration of obligations under certain other agreements. The Company is currently in compliance with all such covenants.  As of June 30, 2020, the Company had borrowing capacity under this agreement of $323,058 after reductions for borrowings, letters of credit outstanding under the facility and consideration of covenant limitations. On May 3, 2021, revolving credit commitments under the Amended Credit Agreement will decrease to approximately $407,000.

In connection with the Twelfth Amendment to the Credit Agreement, the Company incurred $4,266 of financing costs.  These costs, along with the $10,830 of unamortized financing costs subsequent to the Eleventh Amendment, are being amortized over the remaining term of the Amended Credit Agreement on a lender-by-lender basis.

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

Receivables Securitization Program

In December 2019, the Company amended its receivable securitization facility (the "Securitization Facility") decreasing the purchase limit from $125,000 to $75,000 and extending the term through December 2022.  In connection with the Securitization Facility, the Company sells on a revolving basis certain eligible accounts receivable to Triumph Receivables, LLC, a wholly-owned special-purpose entity, which in turn sells a percentage ownership interest in the receivables to commercial paper conduits sponsored by financial institutions.  The Company is the servicer of the trade accounts receivable under the Securitization Facility.  As of June 30, 2020, the maximum amount available under the Securitization Facility was $75,000.  Interest rates are based on LIBOR plus a program fee and a commitment fee.   The program fee is 0.13% on the amount outstanding under the Securitization Facility.  Additionally, the commitment fee is 0.50% on 100.00% of the maximum amount available under the Securitization Facility. The Company secures its trade accounts receivable, which are generally non-interest-bearing, in transactions that are accounted for as borrowings pursuant to ASC 860, Transfers and Servicing.

The agreement governing the Securitization Facility contains restrictions and covenants, including limitations on the making of certain restricted payments; creation of certain liens; and certain corporate acts such as mergers, consolidations and the sale of all or substantially all the Company's assets.

Senior Secured Notes Due 2024

On September 23, 2019, the Company issued $525,000 principal amount of 6.250% Senior Secured Notes due September 15, 2024 (the "2024 Notes"). The 2024 Notes were sold at 100% of principal amount and have an effective interest yield of 6.250%. Interest on the 2024 Notes is payable semiannually in cash in arrears on March 15 and September 15 of each year.  The 2024 Notes are secured by second-priority liens on all of the Company's and the subsidiary guarantors' assets that secure all of the indebtedness under the Credit Facility and certain hedging and cash management obligations.

Senior Notes due 2021

On September 23, 2019, the Company called all outstanding 4.875% Senior Notes due 2021 (the "2021 Notes") and discharged the 2021 Notes by irrevocably depositing with the 2021 Notes trustee sufficient funds to pay all principal and accrued interest through October 23, 2019.  On October 23, 2019, the Company redeemed $375,000 principal amount of the 2021 Notes with the proceeds of the 2024 Notes.

Senior Notes due 2022

On June 3, 2014, the Company issued $300,000 principal amount of 5.250% Senior Notes due June 1, 2022 (the "2022 Notes"). The 2022 Notes were sold at 100% of principal amount and have an effective interest yield of 5.250%. Interest on the 2022 Notes accrues at the rate of 5.250% per annum and is payable semiannually in cash in arrears on June 1 and December 1 of each year.

Senior Notes Due 2025

On August 17, 2017, the Company issued $500,000 principal amount of 7.750% Senior Notes due August 15, 2025 (the "2025 Notes"). The 2025 Notes were sold at 100% of principal amount and have an effective interest yield of 7.750%. Interest on the 2025 Notes accrues at the rate of 7.750% per annum and is payable semiannually in cash in arrears on February 15 and August 15 of each year.

Financial Instruments Not Recorded at Fair Value

Carrying amounts and the related estimated fair values of the Company's long-term debt not recorded at fair value in the consolidated financial statements are as follows:

June 30, 2020		March 31, 2020
Carrying Value	Fair Value	Carrying Value	Fair Value
$1,564,621	$1,347,151	$1,807,507	$1,559,455

The fair value of the long-term debt was calculated based on either interest rates available for debt with terms and maturities similar to the Company's existing debt arrangements or broker quotes on our existing debt (Level 2 inputs).

Interest paid on indebtedness during the three months ended June 30, 2020 and 2019, amounted to $13,464 and $12,896, respectively.

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

8.    EARNINGS PER SHARE

The following is a reconciliation between the weighted average outstanding shares used in the calculation of basic and diluted earnings per share:

	Three Months Ended June 30,
	(in thousands)
	2020	2019
Weighted average common shares outstanding – basic	51,860	49,854
Net effect of dilutive stock options and non-vested stock (1)	—	441
Weighted average common shares outstanding – diluted	51,860	50,295
(1)

For the three months ended June 30, 2020 and 2019, the shares that could potentially dilute earnings per share in the future but were not included in diluted weighted average common shares outstanding because to do so would have been anti-dilutive were immaterial.

9.    INCOME TAXES

The Company follows the Income Taxes topic of ASC 740, which prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, as well as guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company's policy is to release the tax effects from accumulated other comprehensive income when the all of the related assets or liabilities that gave rise to the accumulated other comprehensive income have been derecognized.

The Company has classified uncertain tax positions as noncurrent income tax liabilities unless expected to be paid in one year. Penalties and tax-related interest expense are reported as a component of income tax expense and are not significant.

As of June 30, 2020 and March 31, 2020, the total amount of unrecognized tax benefits was $18,971 and $18,965, respectively, most of which would impact the effective rate, if recognized. The Company does not anticipate that total unrecognized tax benefits will be reduced in the next 12 months.

As of June 30, 2020, the Company has a valuation allowance against principally all of its net deferred tax assets given insufficient positive evidence to support the realization of the Company’s deferred tax assets.  The Company intends to continue maintaining a valuation allowance on its deferred tax assets until there is sufficient positive evidence to support the reversal of all or some portion of these allowances.  A reduction in the valuation allowance could result in a significant decrease in income tax expense in the period that the release is recorded.  However, the exact timing and amount of the reduction in its valuation allowance is unknown at this time and will be subject to the earnings level the Company achieves during fiscal 2021 and future periods.

The effective income tax rate for the three months ended June 30, 2020, was (0.3)% as compared with 21.0% for the three months ended June 30, 2019. For the three months ended June 30, 2020, the effective tax rate reflected a limitation on the recognition of tax benefits due to the full valuation allowance.

With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations for fiscal years ended before March 31, 2014, or foreign income tax examinations by tax authorities for fiscal years ended before March 31, 2013.

As of June 30, 2020, the Company is not subject to any income tax examinations. The Company has filed appeals in a prior state examination related to fiscal years ended March 31, 1999 through March 31, 2005. The Company believes appropriate provisions for all outstanding issues have been made for all jurisdictions and all open years.

10. LONG-LIVED ASSETS

As disclosed in Note 3, in May 2020, the Company’s Board of Directors committed to a plan (i) to sell its composites manufacturing operations located in Milledgeville, Georgia and Rayong, Thailand and (ii) to transfer the assets and certain liabilities associated with its Gulfstream G650 wing supply chain activities. These planned divestitures represent the divestiture of certain assets and liabilities of an operating business within the Aerospace Structures segment that the Company has identified as an asset group pursuant to the provisions of ASC 360, Property, Plant, and Equipment. As a result, as of May 31, 2020, the Company concluded that the planned divestitures represent a significant change in the manner in which the related asset group was expected to be used, and that the asset group therefore needed to be tested for recoverability. The asset group primarily consists of working capital, fixed assets and definite-lived intangible assets. The Company first determined that the relevant long-lived asset group was not recoverable by comparing the undiscounted cash flows expected to be generated by the long-lived asset group to the carrying value of the asset group.  As a result, the Company estimated the fair value of the long-lived asset group and concluded that the asset group was impaired. The Company used a multi-period excess earnings approach to estimate the fair value of the long-lived asset group for purposes of testing the asset group for impairment.  This method estimates fair value based on the expected future excess earnings stream attributable to the asset group.  This method requires the use of several key assumptions, including revenue projections that consider historical and estimated future results, general economic and market conditions, as well as the impact of planned business and operational strategies. A discount rate of 15.0% was applied

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

to the estimated future excess earnings and cash flows in order to estimate the fair value of the asset group as of the measurement date. The Company has determined that the lowest level of the inputs that are significant to the fair value measurement are unobservable inputs that fall within Level 3 of the fair value hierarchy.

In accordance with ASC 360, the Company allocated the resulting impairment to the specific long-lived assets within the asset group on a pro rata basis, except that the loss allocated to an individual long-lived asset of the group did not reduce the carrying amount of that asset below its estimated fair value.  As a result, the Company recognized a total noncash impairment charge of $252,382, primarily allocated to definite-lived intangible assets, which is presented as “Impairment of long-lived assets” on the condensed consolidated statements of operations.

11.     PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The Company sponsors several defined benefit pension plans covering some of its employees. Certain employee groups are ineligible to participate in the plans or have ceased to accrue additional benefits under the plans based upon their service to the Company or years of service accrued under the defined benefit pension plans. Benefits under the defined benefit plans are based on years of service and, for most non-represented employees, on average compensation for certain years. It is the Company’s policy to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. government regulations (and for non-U.S. plans, acceptable under local regulations), by making payments into a separate trust.

In addition to the defined benefit pension plans, the Company provides certain healthcare and life insurance benefits for eligible retired employees. Such benefits are unfunded. Employees achieve eligibility to participate in these contributory plans upon retirement from active service if they meet specified age and years of service requirements. Election to participate for some employees must be made at the date of retirement. Qualifying dependents at the date of retirement may also be eligible for medical coverage. Current plan documents reserve the right to amend or terminate the plans at any time, subject to applicable collective bargaining requirements for represented employees. From time to time, changes have been made to the benefits provided to various groups of plan participants. Premiums charged to most retirees for medical coverage prior to age 65 are based on years of service and are adjusted annually for changes in the cost of the plans as determined by an independent actuary. In addition to this medical inflation cost-sharing feature, the plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, schedules of reasonable fees, preferred provider networks, coordination of benefits with other plans and a Medicare carve-out.

In accordance with the Compensation – Retirement Benefits topic of ASC 715, the Company has recognized the funded status of the benefit obligation as of the date of the last re-measurement, on the accompanying condensed consolidated balance sheets. The funded status is measured as the difference between the fair value of the plan’s assets and the pension benefit obligation or accumulated postretirement benefit obligation, of the plan. In order to recognize the funded status, the Company determined the fair value of the plan assets. The majority of the plan assets are publicly traded investments, which were valued based on the market price as of the date of re-measurement. Investments that are not publicly traded were valued based on the estimated fair value of those investments based on our evaluation of data from fund managers and comparable market data.

Net Periodic Benefit Plan Costs

The components of net periodic benefit costs (income) for our postretirement benefit plans are shown in the following table:

	Pension Benefits
	Three Months Ended June 30,
	2020	2019
Components of net periodic benefit costs:
Service cost	$377	$581
Interest cost	16,087	18,661
Expected return on plan assets	(34,105)	(35,119)
Amortization of prior service credits	243	(278)
Amortization of net loss	7,798	6,112
Net periodic benefit income	$(9,600)	$(10,043)

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

	Other Postretirement Benefits
	Three Months Ended June 30,
	2020	2019
Components of net periodic benefit costs:
Service cost	$—	$44
Interest cost	28	863
Amortization of prior service credits	(1,276)	(1,164)
Amortization of gain	(1,191)	(2,442)
Curtailment gain	—	—
Net periodic benefit income	$(2,439)	$(2,699)

12.     STOCKHOLDERS' DEFICIT

Accumulated Other Comprehensive Loss

Changes in accumulated other comprehensive loss ("AOCI") by component for the three months ended June 30, 2020 and 2019, were as follows:

	Currency Translation Adjustment	Unrealized Gains and Losses on Derivative Instruments	Defined Benefit Pension Plans and Other Postretirement Benefits		Total (1)
March 31, 2020	$(62,045)	$(4,303)	$(680,100)		$(746,448)
AOCI before reclassifications	919	3,658	—		4,577
Amounts reclassified from AOCI	—	(1,558)	4,265	(2)	2,707
Net current period OCI	919	2,100	4,265		7,284
June 30, 2020	(61,126)	(2,203)	(675,835)		(739,164)

March 31, 2019	$(48,606)	$(1,130)	$(466,275)		$(516,011)
AOCI before reclassifications	(2,683)	95	—		(2,588)
Amounts reclassified from AOCI	—	(414)	2,573	(2)	2,159
Net current period OCI	(2,683)	(319)	2,573		(429)
June 30, 2019	(51,289)	(1,449)	(463,702)		(516,440)

(1)	Net of tax.
(2)

Includes amortization of actuarial losses and recognized prior service (credits) costs, which are included in the net periodic pension cost of which a portion is allocated to production as inventoried costs.

13.    SEGMENTS

The Company reports financial performance based on the following two reportable segments: Systems & Support and Aerospace Structures. The Company’s reportable segments are aligned with how the business is managed, and the Company's views of the markets it serves. The Chief Operating Decision Maker (the "CODM") evaluates performance and allocates resources based upon review of segment information. The CODM utilizes earnings before interest, income taxes, depreciation and amortization, and pension (“Adjusted EBITDAP”) as a primary measure of segment profitability to evaluate performance of its segments and allocate resources.

Segment Adjusted EBITDAP is total segment revenue reduced by operating expenses (less depreciation and amortization) identifiable with that segment. Corporate includes general corporate administrative costs and any other costs not identifiable with one of the Company’s segments.

The Company does not accumulate net sales information by product or service or groups of similar products and services, and therefore the Company does not disclose net sales by product or service because to do so would be impracticable.

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

Selected financial information for each reportable segment is as follows:

	Three Months Ended June 30, 2020
	Total	Corporate & Eliminations	Systems & Support	Aerospace Structures
Net sales to external customers	$495,077	$—	$238,015	$257,062
Intersegment sales (eliminated in consolidation)	—	(2,687)	1,872	815
Segment profit and reconciliation to consolidated income before income taxes:
Adjusted EBITDAP	38,452	—	30,068	8,384

Reconciliation of segment profit to income (loss) before income taxes
Depreciation and amortization	(28,602)	(856)	(8,356)	(19,390)
Interest expense and other, net	(34,957)
Corporate expenses	(18,061)
Share-based compensation expense	(2,786)
Amortization of acquired contract liabilities	10,987
Non-service defined benefit income	12,416
Impairment of long-lived assets	(252,382)
Income before income taxes	(274,933)

Total capital expenditures	$7,723	$411	$6,283	$1,029
Total assets	$2,266,320	$118,849	$1,436,980	$710,491

	Three Months Ended June 30, 2019
	Total	Corporate & Eliminations	Systems & Support	Aerospace Structures
Net sales to external customers	$730,231	$—	$312,768	$417,463
Intersegment sales (eliminated in consolidation)	—	(2,553)	838	1,715
Segment profit and reconciliation to consolidated income before income taxes:
Adjusted EBITDAP	82,608	—	44,080	38,528

Reconciliation of segment profit to income (loss) before income taxes
Depreciation and amortization	(44,050)	(834)	(8,157)	(35,059)
Interest expense and other, net	(27,491)
Corporate expenses	(14,424)
Share-based compensation expense	(2,426)
Loss on sale of assets and businesses	(3,136)
Amortization of acquired contract liabilities	16,939
Non-service defined benefit income	13,402
Income before income taxes	21,422

Total capital expenditures	$8,090	$233	$3,884	$3,973

During the three months ended June 30, 2020 and 2019, the Company had foreign sales of $92,197 and $175,340, respectively.

14.    COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company is involved in disputes, claims and lawsuits with employees, suppliers and customers, as well as governmental and regulatory inquiries, that it deems to be immaterial. Some may involve claims or potential claims of substantial damages, fines, penalties or injunctive relief. While the Company cannot predict the outcome of any pending or future litigation or proceeding and no assurances can be given, the Company does not believe that any pending matter will have a material effect, individually or in the aggregate, on its financial position or results of operations.

Triumph Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

As the Company completes its restructuring plans as disclosed in Note 15, including the disposal of certain facilities, the Company may be exposed to additional costs such as environmental remediation obligations, lease termination costs, or supplier claims which may have a material effect on its financial position or results of operations when such matters arise and a reasonable estimate of the costs can be made.

15.    RESTRUCTURING

As disclosed in the Company's Form 10-K for the fiscal year ended March 31, 2020, during the fiscal years ended March 31, 2017 and 2016, the Company committed to restructuring plans involving certain of its businesses, as well as the consolidation of certain of its facilities. With the exception of certain consolidations to be completed in future years, these plans were substantially complete as of March 31, 2020. The Company incurred costs of $15,439 associated with new restructuring plans during the three months ended June 30, 2020. We estimate that we will incur costs in each of our segments for third-party consulting costs and severance, primarily related to our cost-reductions, of approximately $25,000 to $27,000 for the fiscal year ended March 31, 2021.

Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto contained elsewhere herein.

OVERVIEW

We are a major supplier to the aerospace industry and have two reportable segments: (i) Systems & Support, whose companies’ revenues are derived from integrated solutions, including design, development and support of proprietary components, subsystems and systems, production of complex assemblies using external designs, as well as full life cycle solutions for commercial, regional and military aircraft; and (ii) Aerospace Structures, whose companies supply commercial, business, regional, and military manufacturers with large metallic and composite structures and produce close-tolerance parts primarily to customer designs and model-based definition, including a wide range of aluminium, hard metal and composite structure capabilities.

During the fiscal year ended March 31, 2020, the Company divested of a number of its assets and operations, including the sale of its manufacturing operations at its Nashville, TN, facility (the “Nashville divestiture”) and the assignment of its E-2 Jets contract with Embraer for the manufacture of structural components for their program to AeroSpace Technologies of Korea Inc. ("ASTK").  The operating results of the Nashville manufacturing operations are included in Aerospace Structures through the date of divestiture or assignment.  Collectively, these transactions are referred to as the “fiscal 2020 divestitures.”  The Company recognized combined net losses of $56.9 million associated with the fiscal 2020 divestitures, which are presented within loss on sale of assets and businesses, net on the consolidated statements of operations included on the Company's Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on May 28, 2020.

Significant financial results for the first quarter of the fiscal year ending March 31, 2021, include:

•	Net sales were $495.1 million compared with $730.2 million for the prior year period.
•	Operating loss was $252.4 million compared with operating income of $35.5 million for the prior year period.
•	Net loss was $275.8 million, or ($5.32) per common share, compared with net income of $16.9 million, or $0.34 per diluted common share, for the prior year period.
•	Backlog as of June 30, 2020, was $2.67 billion. Of our existing backlog, we estimate that approximately $1.18 billion will not be shipped by June 30, 2021.
•	We used $197.5 million of cash in operating activities for the three months ended June 30, 2020, as compared with cash generated from operations of $5.0 million in the comparable prior year period.

The Company has committed to several plans (which were initiated in fiscal 2016) that incorporated the restructuring of certain of its businesses as well as the consolidation of certain of its facilities. As of March 31, 2020, with the exception of three pending facility closures to be completed in fiscal 2021 or 2022 and the COVID-19 pandemic related actions discussed below, the Company has substantially completed these plans. For the three months ended June 30, 2020 and 2019, the Company incurred $15.4 million and $3.0 million in restructuring costs, respectively.

In March 2020, in response to anticipated headwinds resulting from the impact of COVID-19 on the aerospace industry, including the impact on global air travel, we implemented certain cost-reduction actions to improve our financial health, align capacity with expected demand, and ensure our long term competitiveness.  This has included, amongst others, the reduction of indirect staff and temporary workers, reduction of overtime and the selective implementation of furloughs across our business to reduce costs while delivering on customer commitments. The actions taken to reduce headcount and reduce base pay are estimated to result in approximately $85.0 million of savings for fiscal 2021, net of severance costs.  We are also reducing discretionary spending as well as reducing or deferring research and development and capital expenditures.  In March 2020, we also suspended the declaration and/or payment of dividends until further notice.  When combined with reductions in travel, corporate events, and other expenses, Triumph expects savings to operating cash flows of approximately $120.0 million in fiscal 2021, which does not reflect the restructuring charges described above. There can be no assurance that we will achieve such savings in the anticipated amounts and timeline. As of June 30, 2020, we have realized approximately $33.0 million of the approximately $120.0 million in savings to operating cash flows for fiscal 2021. Unrelated to COVID-19, the Company currently expects certain material cash outflows related to the completion of certain previously announced consolidation and shutdown costs with sunsetting programs within Aerospace Structures.

While the long-term outlook for the aerospace industry remains positive due to the fundamental drivers of air travel demand, current expectations are that it will take 3-4 years for travel to return to calendar 2019 levels and a few years beyond that for the industry to return to long-term trend growth, although there can be no assurance that such period will not be longer. To balance the supply and demand given the COVID-19 shock and to preserve long-term potential and competitiveness, our customers have decided to reduce the production rates of several of their commercial aircraft programs. These rate decisions were based on assessments of the demand environment. There is significant uncertainty with respect to when commercial air traffic levels will begin to recover, and whether and at what point capacity will return to and/or exceed pre-COVID-19 levels.  The Company will work with its customers to closely monitor the key factors that affect backlog and future demand, including customers’ evolving manufacturing plans, the widebody replacement cycle and the cargo market, but such impact could be material and make it difficult to compare periods.

The Company expects COVID-19 to reduce demand for commercial aviation aftermarket due to the recent sharp decreases in flights; as well as reduce demand for commercial aviation production as OEMs have lowered their related delivery rate assumptions.  The COVID-19-related reduction in OEM production rates may result in additional costs to produce and deliver our products, which may not be mitigated through our cost-reduction initiatives and could negatively impact earnings and cash flows, particularly with respect to our fixed-price contracts.

The Company is unable at this time to reasonably estimate potential future additional financial impacts or a range of loss, if any, due to continued uncertainties related to the impacts of COVID-19 on our operations, supply chain and customers, future changes to OEM production rates, supply chain impacts, and/or the results of negotiations with particular customers. Any such impacts, including any changes in our estimates, could have a material adverse effect on our financial position, results of operations, and/or cash flows.

For example, the Company expects that, in the event that its customers are unable to resume aircraft deliveries consistent with provided assumptions, the continued absence of revenue, earnings, and cash flows associated with those deliveries would continue to have a material impact on our operating results.  In the event that future OEM production rate increases occur at a slower rate or take longer than the Company is currently assuming, the Company expects that the growth in inventory and other cash flow impacts associated with production would decrease.  However, while any prolonged delays in planned OEM production rate increases could mitigate the impact on our liquidity, it could significantly increase the overall expected costs to manufacture our products, which would reduce operating margins and/or increase abnormal production costs in the future.  Additionally, the declines in global air travel are expected to result in reduced demand for MRO services and uncertainty exists related to the length of time until air travel returns to historical levels.

From fiscal 2014 through fiscal 2020, our Aerospace Structures business unit had been performing design, development and initial manufacturing on several new programs, including the Gulfstream G500/G600 programs. Historically, low-rate production commences during flight testing, followed by an increase to full-rate production, assuming that successful testing and certification are achieved. While work progressed on these development programs, we have experienced difficulties in achieving estimated cost targets particularly in the areas of engineering and estimated recurring costs which resulted in forward losses. Additionally, from fiscal 2015 to fiscal 2019, our Aerospace Structures business unit experienced operating and forward losses on its production of the Boeing 747-8 fuselage for Boeing, Gulfstream G280 wing for Israel Aerospace Industries, Ltd ("IAI") and Gulfstream G650 wing for Gulfstream. Further discussion is included below regarding the significant developments of each program.

Boeing 737 MAX

The Boeing 737 MAX program represented approximately 5% of revenue for the fiscal year ended March 31, 2020.  The continued grounding of 737 MAX has had a minimal unfavorable effect on our results to date.  Boeing has recently resumed production operations and updated the delivery rate assumptions.  Boeing’s assumptions include the timing and conditions of return to service, the expected impact of COVID-19, as well as the timing of regulatory approvals that will enable 737 MAX deliveries to resume.

Boeing has stated it has approximately 450 airplanes in inventory at March 31, 2020, and has also assumed that the majority of 737 MAX airplanes produced during the grounding and included within inventory will be delivered during the first year after the resumption of deliveries, although at a slower pace than our previous assumptions due to COVID-19. The slower production and delivery rate ramp-ups reflect commercial airline industry uncertainty due to the impact of COVID-19. Based on the above assumption, Triumph expects to see declines in revenue across both of its operating segments in its fiscal 2021. A resurgence of COVID-19 that results in additional delays or shut downs could further exacerbate this expectation.

Boeing 747-8

As of March 31, 2020, Triumph’s production on this program has substantially completed from its Hawthorne, California, facility, with the remaining production from its Grand Prairie, Texas, facility expected to complete in late fiscal 2021.  Facility exit plans are underway at both locations and are expected to result in additional cost to exit of approximately $20.0 million through mid-fiscal 2022 and result in projected cash uses.

G280

In May 2020, the Company reached agreement to the accelerated transfer of the G280 wing program to IAI and Korean Aerospace Industries by mid-2020 at which point the leased Tulsa factory will be closed.  The Company completed the final wing assembly in July 2020.

G650

In the first quarter of fiscal 2019, the Company reached an agreement with Gulfstream to optimize the supply chain on the Company's G650 work scope.  The G650 wing box and wing completion work, which had been coproduced across three facilities at both companies, are being consolidated into Gulfstream’s facilities in Savannah, Georgia.  The Company completed the manufacturing of its final wing box in July 2019.  In August 2020, the Company entered into a definitive agreement to sell its remaining G650 wing supply chain activity and engineering services to Gulfstream. This transaction is expected to close in the first half of fiscal 2021.

T-7 Red Hawk

In September 2017, the Company reached an agreement with Boeing to supply the wing, vertical tail and horizontal tail structures for the new T-7 Red Hawk, originally known as the Boeing T-X, for the U.S. Air Force.  In September 2018, the U.S. Air Force awarded the contract to Boeing.  In fiscal 2020, the Company continued supply chain analysis in support of Boeing's preliminary design.  Risks related to development and recurring productions costs are possible and could result in future forward losses.

Although none of the development or production programs noted above individually are expected to have a material impact on our net revenues, they do have the potential, either individually or in the aggregate, to materially and negatively impact our consolidated results of operations if future changes in estimates result in the need for a forward loss provision. Absent any such loss provisions, we do not anticipate that any of these programs will significantly dilute our future consolidated margins, although a prolonged impact of COVID-19 could result in changes in expectations.

In May 2020, the Company’s Board of Directors committed to a plan (i) to sell its composites manufacturing operations located in Milledgeville, Georgia and Rayong, Thailand and (ii) to transfer the assets and certain liabilities associated with its Gulfstream G650 wing supply chain activities. In August 2020, the Company entered into a definitive agreement with the buyer of the composites manufacturing operations in Georgia and Thailand. Also in August 2020, the Company entered into a definitive agreement with Gulfstream to sell its G650 program scope of work.  During the three months ended June 30, 2020, the assets that are the subject of these transactions represented, in the aggregate, approximately $52.5 million of the $495.1 million of consolidated net sales (or approximately 10.6% of consolidated net sales), entirely within Aerospace Structures.  The transactions are expected to close in mid-fiscal 2021 and result in gains. We expect to generate aggregate proceeds from these transactions in the range of $100.0 million.

RESULTS OF OPERATIONS

The following includes a discussion of our consolidated and business segment results of operations. The Company's diverse structure and customer base do not provide for precise comparisons of the impact of price and volume changes to our results. However, we have disclosed the significant variances between the respective periods.

Non-GAAP Financial Measures

We prepare and publicly release annual audited and quarterly unaudited financial statements prepared in accordance with U.S. GAAP. In accordance with Securities and Exchange Commission (the "SEC") rules, we also disclose and discuss certain non-GAAP financial measures in our public filings and earning releases. Currently, the non-GAAP financial measures that we disclose are Adjusted EBITDA, which is our net loss before interest, income taxes, amortization of acquired contract liabilities, legal settlements, loss on divestitures, depreciation and amortization; and Adjusted EBITDAP, which is Adjusted EBITDA, before pension expense or benefit, including the effects of curtailments, settlements, and other early retirement incentives. We disclose Adjusted EBITDA on a consolidated and Adjusted EBITDAP on a consolidated and a reportable segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations with our previously reported results of operations.

We view Adjusted EBITDA and Adjusted EBITDAP as operating performance measures and, as such, we believe that the U.S. GAAP financial measure most directly comparable to such measures is net loss. In calculating Adjusted EBITDA and Adjusted EBITDAP, we exclude from net loss the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA and Adjusted EBITDAP are not measurements of financial performance under U.S. GAAP and should not be considered as a measure of liquidity, as an alternative to net loss, or as an indicator of any other measure of performance derived in accordance with U.S. GAAP. Investors and potential investors in our securities should not rely on Adjusted EBITDA or Adjusted EBITDAP as a substitute for any U.S. GAAP financial measure, including net loss. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA and Adjusted EBITDAP to net loss set forth below, in our earnings releases, and in other filings with the SEC and to carefully review the U.S. GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the U.S. GAAP financial information with our Adjusted EBITDA and Adjusted EBITDAP.

Adjusted EBITDA and Adjusted EBITDAP are used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our U.S. GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 20 years expanding our product and service capabilities, partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our net loss has included significant charges for depreciation and amortization. Adjusted EBITDA and Adjusted EBITDAP exclude these charges and provide meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA and Adjusted EBITDAP helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA and Adjusted EBITDAP are measures of our ongoing operating performance because the isolation of noncash charges, such as depreciation and amortization, and nonoperating items, such as interest, income taxes, pension and other postretirement benefits, provides additional information about our cost structure and, over time, helps track our operating progress. In addition, investors, securities analysts, and others have regularly relied on Adjusted EBITDA and Adjusted EBITDAP to provide financial measures by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our net income to calculate Adjusted EBITDA and Adjusted EBITDAP and the material limitations associated with using these non-GAAP financial measures as compared with net loss from continuing operations:

•

Gains or losses from sale of assets and businesses may be useful for investors to consider because they reflect gains or losses from sale of operating units or other assets. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•

Legal judgments and settlements, when applicable, may be useful for investors to consider because it reflects gains or losses from disputes with third parties. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•

Non-service defined benefit income or expense from our pension and other postretirement benefit plans (inclusive of the adoption of ASU 2017-07 and certain pension related transactions such as curtailments, settlements, early retirement or other incentives) may be useful for investors to consider because they represent the cost of postretirement benefits to plan participants, net of the assumption of returns on the plan's assets and are not indicative of the cash paid for such benefits. We do not believe these earnings (expenses) necessarily reflect the current and ongoing cash earnings related to our operations.

•

Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of off-market contracts acquired through acquisitions. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•

Amortization expense (including goodwill and intangible asset impairments) may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of tradenames, product rights, licenses, or, in the case of goodwill, other assets that are not individually identified and separately recognized under U.S. GAAP. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•

Depreciation may be useful for investors to consider because it generally represents the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•

The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•

Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business. However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures only to supplement our U.S. GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our Adjusted EBITDA and Adjusted EBITDAP reconciled to our net loss for the indicated periods (in thousands):

	Three Months Ended June 30,
	2020	2019
Net (loss) income (U.S. GAAP measure)	$(275,786)	$16,924
Loss on sale of assets and businesses, net	—	3,136
Amortization of acquired contract liabilities	(10,987)	(16,939)
Depreciation and amortization*	280,984	44,050
Interest expense and other	34,957	27,491
Income tax expense	853	4,498
Adjusted EBITDA (non-GAAP measure)	$30,021	$79,160
Non-service defined benefit income (excluding settlements)	(12,416)	(13,402)
Adjusted EBITDAP (non-GAAP measure)	$17,605	$65,758
*	Includes impairment charges related to long-lived assets

The following tables show our Adjusted EBITDAP by reportable segment reconciled to our operating (loss) income for the indicated periods (in thousands):

	Three Months Ended June 30, 2020
	Total	Systems & Support	Aerospace Structures	Corporate/ Eliminations
Operating (loss) income	$(252,392)	$25,431	$(256,120)	$(21,703)
Amortization of acquired contract liabilities	(10,987)	(3,719)	(7,268)	—
Depreciation and amortization*	280,984	8,356	271,772	856
Adjusted EBITDAP	$17,605	$30,068	$8,384	$(20,847)

	Three Months Ended June 30, 2019
	Total	Systems & Support	Aerospace Structures	Corporate/ Eliminations
Operating income (loss)	$35,511	$44,048	$12,283	$(20,820)
Loss on sale of assets and businesses	3,136	—	—	3,136
Amortization of acquired contract liabilities	(16,939)	(8,125)	(8,814)	—
Depreciation and amortization	44,050	8,157	35,059	834
Adjusted EBITDAP	$65,758	$44,080	$38,528	$(16,850)
*	Includes impairment charges related to long-lived assets

The fluctuations from period to period within the amounts of the components of the reconciliations above are discussed further below within Results of Operations.

Three months ended June 30, 2020, compared with three months ended June 30, 2019

	Three Months Ended June 30,
	2020	2019
	(in thousands)
Net sales	$495,077	$730,231
Segment operating (loss) income	$(230,689)	$56,331
Corporate expense	(21,703)	(20,820)
Total operating (loss) income	(252,392)	35,511
Interest expense and other	34,957	27,491
Non-service defined benefit income	(12,416)	(13,402)
Income tax expense	853	4,498
Net loss	$(275,786)	$16,924

Net sales decreased by $235.2 million, or 32.2%, to $495.1 million for the three months ended June 30, 2020, from $730.2 million for the three months ended June 30, 2019.  Organic sales adjusted for inter-segment sales decreased $205.5 million, or 29.3%, with additional declines from the Nashville divestiture of $29.7 million. Organic sales decreases included the planned reductions on sunsetting programs (i.e., 747-8, G280, G550), as well as the transitioned workscopes on the E-2 Jets and G650 programs, as well as the impacts of the COVID-19 pandemic and resulting production rate decreases primarily on commercial narrowbody and widebody programs.  These declines were partially offset by increases in military platforms.

Cost of sales decreased by $188.4 million, or 32.4%, to $393.8 million for the three months ended June 30, 2020, from $582.2 million for the three months ended June 30, 2019.  Organic cost of sales adjusted for inter-segment sales decreased $160.9 million, or 29.0% with additional declines from the Nashville divestiture of $27.4 million. Organic cost of sales decreased primarily due to the lower volumes described above.  Organic gross margin for the three months ended June 30, 2020, was 20.3% compared with 20.7% for the three months ended June 30, 2019. The gross margin for the three months ended June 30, 2020, decreased primarily as a result of increased product costs due to the lower sales volumes partially offset by the results of the Company’s restructuring and cost-reduction activities.

Gross margin for the three months ended June 30, 2020, included net favorable cumulative catch-up adjustments on long-term contracts of $3.3 million. The favorable cumulative catch-up adjustments to operating income included gross favorable adjustments of $28.0 million and gross unfavorable adjustments of $24.7 million. Gross margins for the three months ended June 30, 2019, included net unfavorable cumulative catch-up adjustments of $5.0 million.

Segment operating loss decreased by $287.0 million, or 509.5%, to $230.7 million for the three months ended June 30, 2020, from segment operating income of $56.3 million for the three months ended June 30, 2019.  Organic segment operating loss decreased by $287.0 million, or 509.7%, primarily due to long-lived asset impairment charges of $252.4 million, decreased volumes above as well as increased restructuring costs of $7.4 million partially offset by lower travel costs $2.4 million. The Nashville divestiture contributed an immaterial amount of operating income in the three months ended June 30, 2019.

Corporate operations incurred expenses of $21.7 million for the three months ended June 30, 2020, as compared with $20.8 million for the three months ended June 30, 2019.  The corporate expenses increased primarily due to restructuring costs of $5.6 million partially offset by decreased loss on sale of assets and businesses of $3.1 million.

Interest expense and other increased by $7.5 million, or 27.2%, to $35.0 million for the three months ended June 30, 2020, compared with $27.5 million for the three months ended June 30, 2019, due to higher interest rates and relative debt levels as well as a $3.0 million increase from the net unfavorable change in foreign currency exchange rate losses.

Non-service defined benefit income decreased by $1.0 million, or 7.3%, to $12.4 million for the three months ended June 30, 2020, compared with $13.4 million for the three months ended June 30, 2019.  The decrease was primarily due to changes in actuarial assumptions and experience.

The effective income tax rate for the three months ended June 30, 2020, was (0.3)% compared with 21.0% for the three months ended June 30, 2019. For the three months ended June 30, 2020, the effective tax rate reflected a limitation on the recognition of tax benefits due to the full valuation allowance.

Business Segment Performance — Three months ended June 30, 2020, compared with three months ended June 30, 2019

We report our financial performance based on the following two reportable segments: Systems & Support and Aerospace Structures. The Company's Chief Operating Decision Maker ("CODM") utilizes Adjusted EBITDAP as a primary measure of profitability to evaluate performance of its segments and allocate resources.

The results of operations among our reportable segments vary due to differences in competitors, customers, extent of proprietary deliverables and performance. For example, Systems & Support, which generally includes proprietary products and/or arrangements where we become the primary source or one of a few primary sources to our customers, our unique manufacturing capabilities command a higher margin. Also, OEMs are increasingly focusing on assembly activities while outsourcing more manufacturing and repair to third parties, and as a result, are less of a competitive force than in previous years. This compares to Aerospace Structures, which generally includes long-term sole-source or preferred supplier contracts and the success of these programs provides a strong foundation for our business and positions us well for future growth on new programs and new derivatives.

Refer to Note 1 for further details regarding the operations and capabilities of each of our reportable segments.

We currently generate a majority of our revenue from clients in the commercial aerospace industry, the military, the business jet industry and the regional airline industry. Our growth and financial results are largely dependent on continued demand for our products and services from clients in these industries. If any of these industries experiences a downturn, our clients in these sectors may conduct less business with us. The loss of one or more of our major customers or an economic downturn in the commercial airline or the military and defense markets could have a material adverse effect on our business.

	Three Months Ended June 30,		% Change	% of Total Sales
	2020	2019		2020	2019
	(in thousands)
NET SALES
Systems & Support	$239,887	$313,606	(23.5)%	48.5%	43.0%
Aerospace Structures	257,877	419,178	(38.5)%	52.1%	57.4%
Elimination of inter-segment sales	(2,687)	(2,553)	(5.3)%	(0.5)%	(0.4)%
Total net sales	$495,077	$730,231	(32.2)%	100.0%	100.0%

	Three Months Ended June 30,		% Change	% of Segment Sales
	2020	2019		2020	2019
	(in thousands)
SEGMENT OPERATING (LOSS) INCOME
Systems & Support	$25,431	$44,048	(42.3)%	10.6%	14.1%
Aerospace Structures	(256,120)	12,283	(2185.2)%	(99.3)%	2.9%
Corporate	(21,703)	(20,820)	(4.2)%	n/a	n/a
Total segment operating (loss) income	$(252,392)	$35,511	(810.7)%	(51.0)%	4.9%

	Three Months Ended June 30,		% Change	% of Segment Sales
	2020	2019		2020	2019
	(in thousands)
Adjusted EBITDAP
Systems & Support	$30,068	$44,080	(31.8)%	12.7%	14.4%
Aerospace Structures	8,384	38,528	(78.2)%	3.4%	9.4%
Corporate	(20,847)	(16,850)	(23.7)%	n/a	n/a
	$17,605	$65,758	(73.2)%	3.6%	9.2%

Systems & Support:     Systems & Support net sales decreased by $73.7 million, or 23.5%, to $239.9 million for the three months ended June 30, 2020, from $313.6 million for the three months ended June 30, 2019. Sales decreased primarily due the impact of the COVID-19 pandemic and decreased sales volumes on commercial narrowbody and widebody programs, partially offset by increases in military platforms.

Systems & Support cost of sales decreased by $55.5 million, or 24.5%, to $171.1 million for the three months ended June 30, 2020, from $226.5 million for the three months ended June 30, 2019. Gross margin for the three months ended June 30, 2020, was 28.7% compared with 27.8% for the three months ended June 30, 2019. Cost of sales decreased due to the sales decrease noted above as well as sales mix and the results of the Company’s restructuring and cost-reduction activities.

Systems & Support operating income decreased by $18.6 million, or 42.3%, to $25.4 million for the three months ended June 30, 2020, from $44.0 million for the three months ended June 30, 2019. Operating income decreased primarily due to the decreased sales noted above as well as increased restructuring costs.

Systems & Support operating income as a percentage of segment sales decreased to 10.6% for the three months ended June 30, 2020, as compared with 14.1% for the three months ended June 30, 2019, due to the factors described above. These same factors contributed to the decrease in Adjusted EBITDAP margin year over year.

Aerospace Structures:     Aerospace Structures net sales decreased by $161.3 million, or 38.5%, to $257.9 million for the three months ended June 30, 2020, from $419.2 million for the three months ended June 30, 2019.  Organic net sales decreased by $131.6 million, with additional declines from the Nashville divestiture of $29.7 million.  Organic net sales decreased due to the planned reductions on  sunsetting programs (i.e., 747-8, G280, G550), the transitioned workscopes on the E-2 Jets and G650 programs, as well as the impacts of the COVID-19 pandemic and resulting production rate decreases primarily on commercial narrowbody and widebody programs.

Aerospace Structures cost of sales decreased by $132.8 million, or 37.1%, to $225.5 million for the three months ended June 30, 2020, from $358.2 million for the three months ended June 30, 2019. Organic cost of sales decreased by $105.3 million, with an additional reduction in cost of sales from the Nashville divestiture of $27.4 million.  Organic gross margin for the three months ended June 30, 2020, was 12.6% compared with 15.1% for the three months ended June 30, 2019.  The decrease in organic cost of sales is due to decrease in sales noted above. The gross margin decline was impacted by extended shut-downs at certain facilities in the quarter due to COVID-19. The gross margin included net favorable cumulative catch-up adjustments of $3.3 million. The net favorable cumulative catch-up adjustments included gross favorable adjustments of $27.8 million and gross unfavorable adjustments of $24.5 million. The net unfavorable cumulative catch-up adjustment for the three months ended June 30, 2019, was $4.3 million.

Aerospace Structures operating loss decreased by $268.4 million, or 2185.2%, to $256.1 million for the three months ended June 30, 2020, from operating income of $12.3 million for the three months ended June 30, 2019. The decreased operating loss was nearly all organic and primarily the result of the decreases noted above as well as an increase in restructuring costs and the current period long-lived asset impairment charges of $252.4 million.  The decrease in Adjusted EBITDAP year over year is due to the same factors that decreased operating income except for the long-lived asset impairment charges, which are excluded from Adjusted EBITDAP.

Aerospace Structures operating loss as a percentage of segment sales decreased to (99.3)% for the three months ended June 30, 2020, as compared with 2.9% for the three months ended June 30, 2019, due to the decrease in operating income as noted above. These same factors as noted above for the Adjusted EBITDAP contributed to the decrease in Adjusted EBITDAP margin year over year.

Liquidity and Capital Resources

Our working capital needs are generally funded through cash flows from operations and borrowings under our credit arrangements.  During the three months ended June 30, 2020, we had a net cash outflow of $197.5 million from operating activities, a decrease of $202.6 million, compared with a net cash inflow of $5.0 million for the three months ended June 30, 2019. Cash flows from operations were unfavorably impacted by increased disbursements to our suppliers relative to the receipts from our customers, as we were unable to reduce volumes of our material purchases at the same rates that our sales declined from the impacts of COVID-19.  Cash flows included increased inventory and contract asset levels and lower accounts payable. We anticipate that this trend will continue, but to a lesser degree in our second quarter, and we expect it to recover somewhat in the second half of the fiscal year assuming there are no additional extended shut-downs of operations due to the pandemic.  Cash flows from operations also included approximately $10.0 million in the liquidation of prior period customer advances against current period deliveries.

The Company has committed to several plans (which were initiated in fiscal 2016) that incorporated the restructuring of certain of its businesses as well as the consolidation of certain of its facilities. As of March 31, 2020, with the exception of three pending facility closures to be completed in fiscal 2021 or 2022 and the COVID-19 pandemic related actions discussed below, the Company has substantially completed these plans.

In March 2020, in response to anticipated headwinds resulting from the impact of COVID-19 on the aerospace industry, including the impact on global air travel, we implemented certain cost-reduction actions to improve our financial health, align capacity with expected demand, and ensure our long term competitiveness.  This has included, amongst others, the reduction of indirect staff and temporary workers, reduction of overtime and the selective implementation of furloughs across our business to reduce costs while delivering on customer commitments. The actions taken to reduce headcount and reduce base pay are estimated to result in approximately $85.0 million of savings for fiscal 2021, net of severance costs.  We are also reducing discretionary spending as well as reducing or deferring research and development and capital expenditures.  In March 2020, we also suspended the declaration and/or payment of dividends until further notice.  When combined with reductions in travel, corporate events, and other expenses, Triumph expects savings to operating cash flows of approximately $120.0 million in fiscal 2021, which does not reflect the restructuring charges described above. There can be no assurance that we will achieve such savings in the anticipated amounts and timeline. As of June 30, 2020, we have realized approximately $33.0 million of the $120.0 million in savings to operating cash flows for fiscal 2021. Unrelated to COVID-19, the Company currently expects certain material cash outflows related to the completion of certain previously announced consolidation and shutdown costs with sunsetting programs within Aerospace Structures.

Cash flows used in investing activities for the three months ended June 30, 2020, decreased $3.7 million from the three months ended June 30, 2019. Cash flows used in investing activities for the three months ended June 30, 2020, included cash from the sales of assets and businesses of $0.8 million offset by capital expenditures of $7.7 million. Cash flows used in investing activities for the three months ended June 30, 2019, included cash paid as part of working capital settlements associated with the sales of assets and businesses of $2.6 million with additional investing outflows from capital expenditures of $8.1 million.

Cash flows used in financing activities for the three months ended June 30, 2020, were $250.9 million, compared with cash flows used in financing activities for the three months ended June 30, 2019, of $58.1 million. In March, the Company drew on its Credit Facility (as defined below), bringing the outstanding balance as of March 31, 2020, to $400.0 million.  This was done as part of a comprehensive precautionary approach to increase the Company’s cash position and maximize its financial flexibility, in light of the current volatility in the global markets resulting from the COVID-19 pandemic.  In the three months ended June 30, 2020, we repaid approximately $225.0 million of the borrowings.  Cash flows used in financing activities for the three months ended June 30, 2019, was the result of payments against debt obligations.

As of June 30, 2020, we had $30.9 million of cash on hand and $323.1 million was available under the Company's existing credit agreement (the "Credit Facility").  On June 30, 2020, approximately $22.0 million in letters of credit were outstanding under the Credit Facility, all of which were accruing interest at LIBOR plus applicable basis points totalling approximately 3.50% per annum. Amounts repaid under the Credit Facility may be reborrowed.  As of July 31, 2020, we had $28.0 million cash on hand, $265.6 million of borrowings under the Credit Facility, and $28.0 million of outstanding letters of credit.

We have taken a number of actions to improve liquidity. We have implemented cost reduction actions as described above.  We are also working with our customers and supply chain to accelerate receipts and conserve cash.  We are also deferring certain employer payroll tax payments pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act.  We will evaluate additional programs if passed by the federal government.  Additionally, as disclosed in Note 7, on May 22, 2020, the Company and its subsidiary co-borrowers and guarantors entered into a Twelfth Amendment to Credit Agreement which, among other things, adjusted certain financial covenants within the agreement to provide additional flexibility to the Company with regard to meetings its financial obligations.

We believe, based on an assessment of current market conditions, that cash flows from operations and borrowings under the Amended Credit Agreement, or other sources of liquidity, will be sufficient to meet anticipated cash requirements for our current operations for at least the next 12 months. We are evaluating additional funding options from the U.S. government via the U.S. Treasury and various Federal Reserve programs. We have in the past and expect to continue to evaluate the debt and other capital markets and may seek to consummate one or more transactions including a refinancing of a portion of our outstanding indebtedness,  the issuance of equity (including convertible securities), the repurchase or redemption of outstanding indebtedness, or may otherwise seek transactions to extend debt maturities or obtain additional flexibility. Any of these transactions could impact our financial results. We may also use asset sale proceeds for one or more of these purposes in accordance with our outstanding agreements. These transactions could increase our total amount of secured indebtedness or be dilutive to stockholders. However, the COVID-19 crisis may constrain the debt and other capital markets and our ability to access the debt and other capital markets may be reduced. There can be no assurance that such funding sources will be available to us on terms favorable to us, if at all. In the event that the overall aviation market experiences delayed recoveries and divesture opportunities do not occur, the availability under the Amended Credit Agreement may change or be fully utilized and additional funding sources may be needed. There can be no assurances if or when we will consummate any such transactions or the timing thereof.

At June 30, 2020, there was $55.8 million outstanding under our Securitization Facility. Interest rates on the Securitization Facility are based on prevailing market rates for short-term commercial paper, plus a program fee and a commitment fee. The Securitization Facility's net availability is not affected by the borrowing capacity of the Amended Credit Agreement.

The 5.25% Senior Notes due June 1, 2022 (the “2022 Notes”), the 6.250% Senior Secured Notes due September 15, 2024 (the “2024 Notes”), and the 7.750% Senior Notes due August 15, 2025 (the “2025 Notes”) (collectively, the "Senior Notes") are the

Company's senior obligations and rank equally in right of payment with all of its other existing and future senior indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness. The Senior Notes are guaranteed on a full, joint and several basis by each of the Guarantor Subsidiaries.

Pursuant to the documentation governing the Senior Notes, the Company may redeem some or all of its Senior Notes prior to their stated maturities, subject to certain limitations set forth in the indenture governing the applicable Senior Notes and, in certain cases, subject to significant prepayment premiums; however, the Amended Credit Agreement restricts us from doing so. The Company is obligated to offer to repurchase the Senior Notes at specified prices as a result of certain change-of-control events and a sale of all or substantially all of its assets. These restrictions and prohibitions are subject to certain qualifications and exceptions.

For further information on the Company's long-term debt, see Note 7.

The indentures governing the Senior Notes, as well as the Amended Credit Agreement and Securitization Facility, contain covenants and restrictions that, among other things, limit the Company's ability and the ability of any of the Guarantor Subsidiaries to (i) grant liens on its assets; (ii) make dividend payments, other distributions or other restricted payments; (iii) incur restrictions on the ability of the Guarantor Subsidiaries to pay dividends or make other payments or investments; (iv) enter into sale and leaseback transactions; (v) merge, consolidate, transfer or dispose of substantially all of their assets; (vi) incur additional indebtedness; (vii) use the proceeds from sales of assets, including capital stock of restricted subsidiaries (in the case of the Senior Notes); and (viii) enter into transactions with affiliates. The Company is currently in compliance with all financial covenants under its debt documents.

The only consolidated subsidiaries of the Company that are not guarantors of the 2022 Notes, the 2024 Notes and the 2025 Notes (the "Non-Guarantor Subsidiaries") are: (i) the receivables securitization special purpose entity, and (ii) the foreign operating subsidiaries.

The 2024 Notes and the guarantees are secured, subject to permitted liens, by second-priority liens on all assets of the Company and its subsidiary guarantors (the “Collateral”) that secure all of the indebtedness under the Company’s Credit Facility and certain hedging and cash management obligations. The 2024 Notes and the guarantees are not secured by the assets of Non-Guarantor Subsidiaries. Some of the Company’s assets are excluded from the Collateral, including the Company’s real property assets.

As of and for the three months ended
Parent and Guarantor Summarized Financial Information	June 30, 2020
Current assets	$837,566
Noncurrent assets	940,591
Current liabilities	756,863
Noncurrent liabilities	2,256,674
Due to/from Non-Guarantor Subsidiaries	12,350

Net sales	452,295
Gross profit	94,968
Loss from continuing operations	(268,159)
Net loss	(268,161)

Critical Accounting Policies

The Company's critical accounting policies are discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations and notes accompanying the condensed consolidated financial statements that appear in the Annual Report on Form 10-K for the fiscal year ended March 31, 2020. Except as otherwise disclosed in the condensed consolidated financial statements and accompanying notes included in this report, there were no material changes subsequent to the filing of the Annual Report on Form 10-K for the fiscal year ended March 31, 2020, in the Company's critical accounting policies or in the assumptions or estimates used to prepare the financial information appearing in this report.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our future operations and prospects, including statements that are based on current projections and expectations about the markets in which we operate, and our beliefs concerning future performance and capital requirements based upon current available information. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “potential,” "plan," "estimate," and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations. For example, there can be no assurance that additional capital will not be required or that additional capital, if required, will be available on reasonable terms, if at all, at such times and in such amounts as may be needed by us. In addition to these factors, among other factors that could cause actual results to differ materially are uncertainties relating to our ability to execute on our restructuring plans, the integration of acquired businesses, divestitures of our business, general economic conditions affecting our business, dependence of certain of our businesses on certain key customers as well as competitive factors relating to the aviation industry. For a more detailed discussion of these and other factors affecting us, see the risk factors described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on May 28, 2020.